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BLUE VALLEY BAN CORP                                    NEWS RELEASE
11935 Riley
Overland Park, Kansas  66225-6128         CONTACT:      Mark A. Fortino
                                                        Chief Financial Officer
                                                        (913) 338-1000






For Immediate Release Monday, July 17, 2006

            BLUE VALLEY BAN CORP REPORTS SECOND QUARTER 2006 EARNINGS

Overland Park, Kansas, July 17, 2006 -- Blue Valley Ban Corp (OTCBB: BVBC) ("the Company") today announced net income of $1.5 million, or fully-diluted earnings per share (EPS) of $0.63, for the second quarter of 2006, compared to net income of $803,000, or $0.34 per share for the same period in 2005. Net income for the six months ended June 30, 2006 was $2.8 million or $1.18 per share, compared to $1.6 million or $0.67 per share for the same period in 2005.

"We continue to see an increase in our net interest margin, driven by higher interest rates and growth in our loan portfolio. In addition, we have been successful in controlling our costs as evidenced by a 9.7% decrease in non-interest expense during the second quarter compared to the same quarter in 2005. During the remainder of 2006, we will continue to focus on operating efficiently and growing our net interest margin" said Robert D. Regnier, Chairman and CEO of Blue Valley Ban Corp.

OPERATING RESULTS

During the second quarter of 2006, net interest income increased 30.9% to $6.8 million compared to $5.2 million for the same period in the prior year, primarily due to expansion of our net interest margin resulting from a higher yield on, and growth of, average earning assets. Noninterest income decreased to $2.1 million during this period from $2.7 million in the prior year, a decrease of 19.9%. The principal factor driving the decrease in non-interest income was a decrease in Loans Held for Sale Fee Income resulting from lower mortgage origination volume. Noninterest expense decreased 9.7% to $6.0 million compared to $6.6 million in the prior year period. The decrease relates primarily to lower incentive compensation costs associated with mortgage originations.

For the six-month period ending June 30, 2006, net interest income increased 31.5% to $13.4 million compared to $10.2 million for the same period in 2005, primarily due to expansion of our net interest margin resulting from a higher yield on, and growth of, average earning assets. Noninterest income decreased to $4.2 million during this period from $5.5 million in the prior year, a decrease of 23.8%, due to a decrease in Loans Held for Sale Fee Income resulting from lower mortgage origination volume. Noninterest expense decreased 4.3% to $12.4 million compared to $13.0 million in the prior year period primarily due to lower incentive compensation costs associated with mortgage originations.

Total assets, loans and deposits at June 30, 2006 were $675.2 million, $522.7 million and $533.9 million, respectively, compared to $693.9 million, $512.1 million and $537.3 million one year earlier, respectively. During the one year period ending June 30, 2006, total assets decreased 2.7%, loans increased 2.0%, and deposits decreased 0.6%.

ABOUT BLUE VALLEY BAN CORP

Blue Valley Ban Corp is a bank holding company that, through its subsidiaries, provides banking services to businesses, their owners, professionals and individuals in Johnson County, Kansas. In addition, the Company originates residential mortgages nationwide through its InternetMortgage.com website.

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This release contains forward-looking statements within the meaning of Section
21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, can generally be identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company is unable to predict the actual results of its future plans or strategies with certainty. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; a deterioration of general economic conditions or the demand for housing in the Company's market areas; a deterioration in the demand for mortgage financing; legislative or regulatory changes; adverse developments in the Company's loan or investment portfolio; any inability to obtain funding on favorable terms; the loss of key personnel; significant increases in competition; potential unfavorable results of litigation, and the possible dilutive effect of potential acquisitions or expansions. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.


                              BLUE VALLEY BAN CORP
                               SECOND QUARTER 2006
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                (all dollars in thousands, except per share data)
                                   (unaudited)
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                                                     2006                2005
                                                     ----                ----
Three Months Ended June 30
--------------------------
Net interest income                                $  6,837            $  5,222
Provision for loan losses                               590                  --
Non-interest income                                   2,139               2,669
Non-interest expense                                  5,954               6,594
Net income                                            1,516                 803
Net income per share - Basic                           0.64                0.34
Net income per share - Diluted                         0.63                0.34
Return on average assets                               0.88%               0.46%
Return on average equity                              12.47%               7.53%

Six Months Ended June 30
------------------------
Net interest income                                $ 13,437            $ 10,216
Provision for loan losses                               665                 155
Non-interest income                                   4,171               5,476
Non-interest expense                                 12,400              12,955
Net income                                            2,833               1,599
Net income per share - Basic                           1.20                0.68
Net income per share - Diluted                         1.18                0.67
Return on average assets                               0.83%               0.47%
Return on average equity                              11.96%               7.61%

At June 30
----------
Assets                                             $675,186            $693,858
Loans                                               522,657             512,136
Deposits                                            533,918             537,263
Stockholders' Equity                                 49,437              43,343

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